Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-3 No. 33-10577 of Old Dominion Electric Cooperative and in the related Prospectus of our report dated March 14, 2007, with respect to the consolidated financial statements of Old Dominion Electric Cooperative included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Richmond, VA

March 14, 2007